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                                                                    Exhibit 11.2

                        ACCESS HEALTH ALTERNATIVES, INC.

             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS)




Six months ended June 30, 1998:

Net loss                                           $  256,156
                                                   ----------
Shares considered to be outstanding at the
     beginning of the period restated for the
     entire period to reflect the reverse
     acquisition in 1998                            1,003,350
                                                   ----------
     Basic loss per share                          $     0.26
                                                   ==========

Six months ended June 30, 1999:

Net loss                                           $  500,819
                                                   ----------
Shares considered to be outstanding at the
     beginning of the period                        1,023,350

Weighted average outstanding of 323,334 shares
     issued in Rule 504 offering and 241,000
     shares issued for services                       322,314
                                                   ----------
     Weighted average shares outstanding            1,345,664
                                                   ----------
                                                   $     0.37
                                                   ==========